Exhibit (j)



           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2004, relating to the financial statements and financial highlights which appear in the October 31, 2004 Annual Report to Shareholders of Tocqueville Alexis Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "More About The Fund - The Exchange" and "Independent Registered Public Accounting Firm" in such Registration Statement.





/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
New York, New York
December 23, 2004